Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-172560 and 333-172560-01

June 27, 2011

Kilroy Realty, L.P.

$325,000,000

4.800% Senior Notes due 2018

Fully and Unconditionally Guaranteed by

Kilroy Realty Corporation

This free writing prospectus relates only to the securities described below and should be read together with Kilroy Realty, L.P.’s and Kilroy Realty Corporation’s preliminary prospectus supplement dated June 27, 2011 and the accompanying prospectus dated March 1, 2011 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Kilroy Realty, L.P.
Guarantor:	Kilroy Realty Corporation
Security:	4.800% Senior Notes due 2018
Aggregate Principal Amount Offered:	$325,000,000 aggregate principal amount
Maturity Date:	July 15, 2018
Interest Rate:	4.800% per year, accruing from July 5, 2011
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2012
Price to Public:	99.839% of the principal amount, plus accrued interest, if any
Yield to Maturity:	4.827%
Benchmark Treasury:	2.375% due May 31, 2018
Spread to Benchmark Treasury:	Plus 265 basis points
Benchmark Treasury Yield:	2.177%
Redemption:	Prior to May 15, 2018, make-whole redemption at the Treasury Rate (as defined) plus 40 basis points plus accrued and unpaid interest. On and after May 15, 2018, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest.
Trade Date:	June 27, 2011
Settlement Date:	July 5, 2011 (T+5)[1]
Ratings:	Baa3 by Moody’s Investors Service (stable outlook) and BBB- by Standard & Poor’s Ratings Services (stable outlook)[2]

[1]	See next page for information regarding T+5 settlement.
[2]

Note: The securities ratings above are not recommendations to buy, sell or hold the securities. The ratings may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other security rating.

CUSIP:	49427RAH5
ISIN:	US49427RAH57
Joint Bookrunners:	J.P. Morgan Securities LLC Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	KeyBanc Capital Markets Inc. Mitsubishi UFJ Securities (USA), Inc. RBC Capital Markets, LLC Scotia Capital (USA) Inc. SMBC Nikko Capital Markets Limited

T+5 Settlement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days (such settlement being referred to as “T+3”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade these securities on the date of this issuer free writing prospectus or the next succeeding business day will be required, by virtue of the fact that these securities initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of these securities who wish to trade these securities on the date of this issuer free writing prospectus or the next succeeding business day should consult their advisors.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or by email to barclaysprospectus@broadbridge.com or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by email to dg.prospectus_requests@baml.com or by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or by email to cmClientsupport@wachovia.com.

2